September 3, 2015
HollyFrontier Corporation and Holly Energy Partners Announce an Agreement in Principle for Acquisition of El Dorado Processing Units
DALLAS--(BUSINESS WIRE)--HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) and Holly Energy Partners, L.P. (NYSE: HEP) (“Holly Energy”) today announced an agreement in principle for the acquisition by Holly Energy of the newly constructed naphtha fractionation and hydrogen generation units at HollyFrontier’s El Dorado refinery. Holly Energy is expected to pay HollyFrontier cash consideration of approximately $62.0 million, subject to the execution of definitive agreements and other customary closing conditions. Both HollyFrontier and Holly Energy expect the proposed transaction will close during the fourth quarter of 2015.
In connection with the closing of the proposed transaction, HollyFrontier and Holly Energy expect to enter into 15-year tolling agreements containing minimum quarterly throughput commitments from HollyFrontier. Holly Energy expects that the transaction will be immediately accretive to unitholders.
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also currently owns a 39% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Frontier Pipeline Company, a 296-mile crude oil pipeline running from Casper, Wyoming to Frontier Station, Utah, and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of HollyFrontier and/or Holly Energy, and actual results may differ materially from those discussed in this press release. Such risks and uncertainties include but are not limited to risks and uncertainties with respect to HollyFrontier’s and Holly Energy’s ability to agree on terms for definitive documentation relating to the dropdown assets transfer and, if definitive documentation is agreed and executed and the dropdown assets transfer is consummated, the ability of Holly Energy to successfully integrate the dropdown assets into its business and fully realize the benefits of the proposed transfer, the actions of actual or potential competitive suppliers and transporters of refined petroleum products in HollyFrontier’s or Holly Energy’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to HollyFrontier and Holly Energy, the effectiveness of HollyFrontier’s and Holly Energy’s capital investments and marketing strategies, HollyFrontier’s and Holly Energy’s efficiency in carrying out construction projects, HollyFrontier’s and Holly Energy’s ability to complete acquisitions and to integrate any existing or future acquired operations, the possibility of terrorist attacks and the consequences of any such attacks, and general economic conditions. Additional information on risks and uncertainties that could affect the business prospects and performance of HollyFrontier and Holly Energy is provided in the most recent reports of HollyFrontier and Holly Energy filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier and Holly Energy undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HollyFrontier Corporation
Julia Heidenreich, 214-954-6510
Vice President, Investor Relations
or
Craig Biery, 214-954-6510
Investor Relations